November 30, 2020

Ranger Funds Investment Trust

2828 N. Harwood Street, Suite 1600

Dallas, TX  75201

Re: Ranger Funds Investment Trust, File Nos. 333-175328 and 811-22576

Ladies and Gentlemen:

A legal opinion (the “Legal Opinion”) that we prepared was filed on May 16, 2018 with Post-Effective Amendment No. 17 to the Ranger Funds Investment Trust's Registration Statement (the “Registration Statement”).  We hereby give you our consent to incorporate by reference the Legal Opinion into Post-Effective Amendment No. 30 to the Registration Statement (the “Amendment”), and consent to all references to us in the Amendment.

Very truly yours,

_/s/ THOMPSON HINE LLP___

THOMPSON HINE LLP